Exhibit 99

NEWS

CONTACT: Brendan McManus
(301) 380-4495
brendan.mcmanus@marriott.com

MARRIOTT INTERNATIONAL REPORTS SECOND QUARTER 2018 RESULTS

HIGHLIGHTS

•
Second quarter reported diluted EPS totaled $1.71, a 34 percent increase from prior year results. Second quarter adjusted diluted EPS totaled $1.73, a 56 percent increase over second quarter 2017 adjusted results. Adjusted results exclude merger-related adjustments, cost reimbursement revenue, reimbursed expenses, and an adjustment to the Avendra gain;

•
During the 2018 second quarter, EPS included $0.26 from gains on asset sales ($119 million pretax reflected in Gains and other income, net and Equity in earnings). During the 2017 second quarter, EPS included $0.04 from the gain on an asset sale ($24 million pretax reflected in Gains and other income, net);

•
To date, the company has recycled nearly $1.8 billion of capital since the acquisition of Starwood Hotels & Resorts on September 23, 2016, including $423 million of capital recycling in the second quarter of 2018;

•	Second quarter 2018 comparable systemwide constant dollar RevPAR rose 3.8 percent worldwide, 5.7 percent outside North America and 3.1 percent in North America;

•	The company added a record 23,000 rooms during the second quarter, including roughly 2,900 rooms converted from competitor brands and approximately 10,900 rooms in international markets;

•	At quarter-end, Marriott’s worldwide development pipeline increased to roughly 466,000 rooms, including approximately 41,500 rooms approved, but not yet subject to signed contracts;

•
Second quarter reported net income totaled $610 million, a 25 percent increase from prior year results. Second quarter adjusted net income totaled $619 million, a 46 percent increase over prior year adjusted results;

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $939 million in the quarter, a 15 percent increase over second quarter 2017 adjusted EBITDA;

•
Marriott repurchased 6.2 million shares of the company’s common stock for $850 million during the second quarter. Year-to-date through August 6, the company has repurchased 14.1 million shares for $1.9 billion.

BETHESDA, MD - August 6, 2018 - Marriott International, Inc. (NASDAQ: MAR) today reported second quarter 2018 results.

Arne M. Sorenson, president and chief executive officer of Marriott International, said,
“We were pleased with our performance in the quarter across the board. Worldwide constant dollar RevPAR grew nearly 4 percent in the second quarter, with particularly strong transient demand in many markets outside North America. In North America, solid group business allowed us to drive higher room rates in the quarter.

“Our owners opened more than 82,000 rooms over the last 12 months, yielding net rooms growth of 5.7 percent. Over 40 percent of these gross room additions are located outside North America and more than one-third are in upper-upscale and luxury tiers. Our development pipeline increased to roughly 466,000 rooms at quarter-end.

“We are excited to introduce one set of unified benefits across our three loyalty programs on August 18, creating an incredibly rich program in which members, on average, will earn 20 percent more points for every dollar spent. Members will find it easier to redeem points, achieve elite status, and book stays across the entire portfolio on each of our websites and apps or by calling our customer engagement centers. Our credit card partners, JPMorgan Chase and American Express, are offering new and refreshed co-branded credit cards in the U.S., providing valuable perks and more ways to earn points when using the cards for stays worldwide.

“Since we acquired Starwood, we have recycled capital totaling nearly $1.8 billion, exceeding our goal of recycling $1.5 billion by year-end 2018. For full year 2018, we expect to return more than $3.1 billion to shareholders through share repurchases and dividends. To date this year, we have already returned $2.2 billion to shareholders.”

Second Quarter 2018 Results
In the 2018 first quarter, the company adopted Accounting Standards Update 2014-09. Please see the “Accounting Standards Update” section of this release for more information.

Marriott’s reported net income totaled $610 million in the 2018 second quarter, a 25 percent increase from 2017 second quarter reported net income of $489 million. Reported diluted earnings per share (EPS) totaled $1.71 in the quarter, a 34 percent increase from reported diluted EPS of $1.28 in the year-ago quarter.

Second quarter 2018 adjusted net income totaled $619 million, a 46 percent increase over 2017 second quarter adjusted net income of $425 million.  Adjusted net income excludes merger-related adjustments, cost reimbursement revenue, reimbursed expenses, and an adjustment to the Avendra gain.  Adjusted diluted EPS in the second quarter totaled $1.73, a 56 percent increase from adjusted diluted EPS of $1.11 in the year-ago quarter.  See page A-3 for the calculation of adjusted results.

Base management and franchise fees totaled $775 million in the 2018 second quarter, a 12 percent increase over base management and franchise fees of $693 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to higher RevPAR, unit growth, and higher credit card branding fees.

Second quarter 2018 incentive management fees totaled $176 million, a 14 percent increase compared to incentive management fees of $155 million in the year-ago quarter. The year-over-year increase was largely due to higher net house profit at properties in North America and the Asia Pacific region.

Owned, leased, and other revenue, net of direct expenses, totaled $89 million in the 2018 second quarter, compared to $98 million in the year-ago quarter. The year-over-year decrease largely reflects the $21 million negative impact from hotels sold during or after the second quarter of 2017, including in the second quarter of 2018, partially offset by stronger results at a few owned and leased hotels in North America and Europe. Results in the 2017 second quarter included $5 million of business interruption proceeds.

General, administrative, and other expenses for the 2018 second quarter totaled $217 million, compared to $234 million in the year-ago quarter. The year-over-year $17 million decrease largely reflects integration-related general and administrative cost savings.

Gains and other income, net, totaled $114 million in the 2018 second quarter, reflecting $67 million of gains associated with the sale of two hotels in Fiji and two hotels in North America, as well as $42 million of gains associated with the sale of the company’s equity interests in joint ventures in the Europe, Asia

Pacific, and Caribbean & Latin America regions. Gains and other income, net, totaled $25 million in the 2017 second quarter, reflecting a $24 million gain on the sale of the Charlotte Marriott City Center.

Equity in earnings for the second quarter totaled $21 million compared to $12 million in the year-ago quarter. The 2018 second quarter included a $10 million gain on the sale of a hotel in a North American joint venture.

Interest expense, net, totaled $79 million in the second quarter compared to $65 million in the year-ago quarter. The increase was largely due to higher interest rates and debt balances, and lower interest income.

The provision for income taxes totaled $186 million in the second quarter, a 23.3 percent effective tax rate, compared to $227 million in the year-ago quarter, a 31.7 percent effective tax rate. The lower effective rate in the 2018 second quarter largely reflects the effects of the U.S. Tax Cuts and Jobs Act of 2017.

For the second quarter, adjusted EBITDA totaled $939 million, a 15 percent increase over second quarter 2017 adjusted EBITDA of $820 million. Compared to the prior year, adjusted EBITDA for the second quarter of 2018 reflects the $17 million negative impact from sold hotels. See page A-11 for the adjusted EBITDA calculations.

Second Quarter 2018 Results Compared to May 8, 2018 Guidance
On May 8, 2018, the company estimated gross fee revenues for the second quarter would be $935 million to $945 million. Actual gross fee revenues of $951 million in the quarter were higher than estimated, largely reflecting greater than expected incentive fees at properties in North America and Europe, and better than expected fees from franchised properties.

Marriott estimated owned, leased, and other revenue, net of direct expenses, for the second quarter would total approximately $80 million. Actual results of $89 million in the quarter were higher than estimated, largely due to higher than expected termination fees.

The company estimated general, administrative, and other expenses for the second quarter would total approximately $250 million. Actual expenses of $217 million in the quarter were lower than expected largely due to lower than anticipated incremental profit-sharing contributions and, to a lesser extent, timing.

The company estimated gains and other income for the second quarter would total approximately $10 million. Actual gains of $114 million in the quarter were higher than expected, due to asset sales.

The company estimated equity in earnings for the second quarter would total approximately $10 million. Actual equity in earnings of $21 million in the quarter were higher than expected, reflecting a $10 million gain on the sale of a hotel in a North American joint venture.

The company estimated adjusted EBITDA for the second quarter would total $880 million to $890 million. Actual adjusted EBITDA of $939 million was higher than expected due to strong fee revenue, better than expected owned, leased and other revenues, net of direct expenses, and lower than expected general, administrative, and other expenses.

Selected Performance Information
The company added 142 new properties (23,287 rooms) to its worldwide lodging portfolio during the 2018 second quarter, including the Bulgari Hotel Shanghai in China, The Bodrum EDITION in Turkey and the Sheraton Bamako Hotel, the company’s first hotel in Mali. Sixteen properties (3,117 rooms) exited the system during the quarter. At quarter-end, Marriott’s lodging system encompassed 6,717 properties and timeshare resorts with nearly 1,287,000 rooms.

At quarter-end, the company’s worldwide development pipeline totaled 2,740 properties with roughly 466,000 rooms, including 1,148 properties with nearly 213,500 rooms under construction and 253 properties with approximately 41,500 rooms approved for development, but not yet subject to signed contracts.

In the 2018 second quarter, worldwide comparable systemwide constant dollar RevPAR increased 3.8 percent (a 5.1 percent increase using actual dollars). North American comparable systemwide constant dollar RevPAR increased 3.1 percent (a 3.4 percent increase using actual dollars), and international comparable systemwide constant dollar RevPAR increased 5.7 percent (a 10.1 percent increase using actual dollars) for the same period.

Worldwide comparable company-operated house profit margins increased 60 basis points in the second quarter, largely due to solid cost controls and synergies from the Starwood acquisition. House profit margins for comparable company-operated properties outside North America rose 50 basis points and

North American comparable company-operated house profit margins increased 60 basis points in the second quarter.

Balance Sheet
At quarter-end, Marriott’s total debt was $8,991 million and cash balances totaled $366 million, compared to $8,238 million in debt and $383 million of cash at year-end 2017.

Marriott Common Stock
Weighted average fully diluted shares outstanding used to calculate both reported and adjusted diluted EPS totaled 357.3 million in the 2018 second quarter, compared to 383.0 million shares in the year-ago quarter.

The company repurchased 6.2 million shares of common stock in the 2018 second quarter for $850 million at an average price of $136.20 per share. Year-to-date through August 6, the company has repurchased 14.1 million shares for $1.9 billion at an average price of $136.35 per share.

Accounting Standards Update
In the 2018 first quarter, the company adopted Accounting Standards Update 2014-09 (the new revenue standard), which changes the GAAP reporting for revenue and expense recognition for franchise application and relicensing fees, contract investment costs, the quarterly timing of incentive fee recognition, and centralized programs and services, among other items. While the new revenue standard results in changes to the reporting of certain revenue and expense items, Marriott’s cash flow and business fundamentals are not impacted. A discussion of revenue recognition changes can be found in the 2017 Form 10-K the company filed on February 15, 2018, which is available on Marriott’s Investor Relations website at http://www.marriott.com/investor.

The company has elected to use the full retrospective method in the adoption of the new revenue standard. As such, the company’s financial statements in SEC filings will show prior year quarterly and full year results as if the new revenue standard had been adopted on January 1, 2016. The company furnished a Form 8-K on July 25, 2018, which presented the effect of adoption of the new revenue standard on Marriott’s 2017 quarterly and full year unaudited results of operations and related financial measures.

Outlook
The following outlook for third quarter, fourth quarter, and full year 2018 does not include cost reimbursement revenue, reimbursed expenses, or merger-related costs and charges, which the company cannot precisely forecast. Full year 2018 outlook also excludes the net tax charge and the increase in the Avendra gain, which were reported in the first half of 2018.

For the 2018 third quarter, Marriott expects comparable systemwide RevPAR on a constant dollar basis in North America will increase 1.5 to 2 percent, reflecting the unfavorable day of the week shift of Independence Day and tough comparisons to last year’s hurricane relief efforts. The company expects third quarter comparable systemwide RevPAR on a constant dollar basis will increase 5 to 6 percent outside North America and 2.5 to 3 percent worldwide.

The company assumes third quarter 2018 gross fee revenues will total $915 million to $935 million, an 11 to 13 percent increase over third quarter 2017 gross fee revenues of $826 million.

Marriott expects third quarter 2018 owned, leased, and other revenue, net of direct expenses, could total approximately $65 million. Compared to the year-ago quarter, this estimate reflects the $23 million negative impact from sold hotels, but does not reflect additional asset sales that may occur. This estimate also reflects an increase in year-over-year results at owned and leased hotels and higher termination fees.

The company assumes third quarter 2018 general, administrative, and other expenses could total $235 million to $240 million. This estimate assumes a $10 million expense for incremental profit-sharing contributions, as well as professional fees, in part related to changes in accounting rules, and a year-over-year increase in compensation expense.

Marriott expects third quarter 2018 adjusted EBITDA could total $845 million to $870 million, a 5 to 8 percent increase over third quarter 2017 adjusted EBITDA of $806 million. This estimate reflects the roughly $19 million negative impact from sold hotels, but does not reflect additional asset sales that may occur. See page A-12 for the adjusted EBITDA calculation.

For the 2018 fourth quarter, Marriott expects comparable systemwide RevPAR on a constant dollar basis in North America will increase 1.5 to 2 percent, reflecting the tough comparisons to last year’s hurricane relief efforts. The company expects fourth quarter comparable systemwide RevPAR on a constant dollar basis will increase 5 to 6 percent outside North America and 2.5 to 3 percent worldwide.

The company assumes fourth quarter 2018 gross fee revenues will total $929 million to $944 million, an 8 to 10 percent increase over fourth quarter 2017 gross fee revenues of $862 million.

Marriott expects fourth quarter 2018 owned, leased, and other revenue, net of direct expenses, could total approximately $91 million. Compared to the year-ago quarter, this estimate reflects the $13 million negative impact from sold hotels, but does not reflect additional asset sales that may occur. This estimate also reflects an increase in year-over-year results at owned and leased hotels, higher termination fees and the purchase of the Sheraton Grand Phoenix.

The company assumes fourth quarter 2018 general, administrative, and other expenses could total $236 million to $241 million. This estimate assumes an $8 million expense for incremental profit-sharing contributions.

Marriott expects fourth quarter 2018 adjusted EBITDA could total $896 million to $916 million, a 14 to 16 percent increase over fourth quarter 2017 adjusted EBITDA of $789 million. This estimate reflects the roughly $10 million negative impact from sold hotels, but does not reflect additional asset sales that may occur. See page A-13 for the adjusted EBITDA calculation.

For the full year 2018, Marriott expects comparable systemwide RevPAR on a constant dollar basis will increase 2 to 3 percent in North America, 5 to 6 percent outside North America, and 3 to 4 percent worldwide.

Marriott anticipates gross room additions of 7 percent, or roughly 5 percent, net of deletions, for full year 2018. Compared to the estimate of 2018 net room additions the company provided on May 8, this estimate reflects more room deletions, largely due to product quality issues, workout of Legacy-Starwood properties, and a few hotels removed from the system due to severe damage from last year’s natural disasters.

The company assumes full year 2018 gross fee revenues will total $3,640 million to $3,675 million, a 10 to 12 percent increase over 2017 gross fee revenues of $3,295 million. Full year 2018 estimated gross fee revenues include $360 million to $380 million of credit card branding fees, compared to $242 million for full year 2017. Compared to the estimate the company provided on May 8, this estimate of gross fee revenues largely reflects unfavorable foreign exchange impact and higher than expected room deletions.

The company anticipates full year 2018 incentive management fees will increase roughly 10 percent over 2017 full year incentive management fees of $607 million.

Marriott expects full year 2018 owned, leased, and other revenue, net of direct expenses, could total approximately $315 million. This estimate reflects the $80 million negative impact from sold hotels, stronger results at owned and leased hotels, and higher year-over-year termination fees, but does not reflect additional asset sales that may occur. Compared to the owned, leased, and other revenue, net of direct expenses, estimate the company provided on May 8, this estimate reflects higher than expected termination fees, and the purchase of the Sheraton Grand Phoenix, partially offset by hotels sold in the 2018 second quarter.

The company assumes full year 2018 general, administrative, and other expenses could total $935 million to $945 million. This estimate assumes a $55 million expense for the company’s incremental profit-sharing contributions. This expense will not recur in 2019. Compared to the estimate the company provided on May 8, this general, administrative, and other expenses estimate reflects lower than anticipated incremental profit-sharing contributions, partially offset by increases in professional fees, in part related to changes in accounting rules, and higher compensation expense.

Marriott expects full year 2018 gains and other income could total approximately $172 million, reflecting assets sold to date.

Marriott expects full year 2018 adjusted EBITDA could total $3,450 million to $3,495 million, a 10 to 12 percent increase over 2017 adjusted EBITDA of $3,131 million. This estimate reflects the roughly $67 million negative impact from hotels sold in 2017 and to date in 2018, but does not reflect additional asset sales that may occur in 2018. See page A-14 for the adjusted EBITDA calculation.

	Third Quarter 2018 [1]	Fourth Quarter 2018 [1]	Full Year 2018 [1]
Gross fee revenues	$915 million to $935 million	$929 million to $944 million	$3,640 million to $3,675 million
Contract investment amortization	Approx. $15 million	Approx. $14 million	Approx. $60 million
Owned, leased, and other revenue, net of direct expenses	Approx. $65 million	Approx. $91 million	Approx. $315 million
Depreciation, amortization, and other expenses	Approx. $60 million	Approx. $53 million	Approx. $225 million
General, administrative, and other expenses	$235 million to $240 million	$236 million to $241 million	$935 million to $945 million
Operating income	$665 million to $690 million	$712 million to $732 million	$2,725 million to $2,770 million
Gains and other income	Approx. $3 million	Approx. $2 million	Approx. $172 million
Net interest expense	Approx. $85 million	Approx. $76 million	Approx. $310 million
Equity in earnings (losses)	Approx. $7 million	Approx. $9 million	Approx. $50 million
Earnings per share	$1.27 to $1.32	$1.47 to $1.52	$5.81 to $5.91
Core tax rate[2]			23.9 percent

[1]
The outlook provided in this table does not include merger-related costs and charges, cost reimbursement revenue or reimbursed expenses. Full year 2018 outlook excludes the net tax charge resulting from the Tax Act and the increase in the Avendra gain, which were reported in the first half of 2018.

[2]
Guidance for Full Year 2018 reflects the impact of employee stock-based compensation excess tax benefits.  The company expects the effective tax rate will be 24.5 percent for Third Quarter 2018, 20.7 percent for Fourth Quarter 2018, and 21.7 percent for Full Year 2018.

The company expects investment spending in 2018 will total approximately $800 million to $900 million, including approximately $225 million for maintenance capital and $255 million for the purchase of the Sheraton Grand Phoenix. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending and no additional asset sales, more than $3.1 billion could be returned to shareholders through share repurchases and dividends in 2018.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Tuesday, August 7, 2018 at 10:00 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. Slides that will be discussed on the call will be available in pdf format on the Events & Presentations page. A replay will be available at that same website until August 7, 2019.
The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 6288233. A telephone replay of the conference call will be available from 1:00 p.m. ET, Tuesday, August 7, 2018 until 8:00 p.m. ET, Tuesday, August 14, 2018. To access the replay, call 404-537-3406. The conference ID for the recording is 6288233.

Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including our RevPAR, profit margin and earnings outlook and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; the timeline for the unification and combination of our loyalty programs; our expectations regarding the estimates of the impact of new accounting standards and the new tax law; our expectations about investment spending and tax rate; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent quarterly report on Form 10-Q or annual report on Form 10-K. Risks that could affect forward-looking statements in this press release include changes in market conditions; changes in global and regional economies; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; the extent to which we can continue to successfully integrate Starwood and realize the anticipated benefits of combining Starwood and Marriott; changes to our provisional estimates of the impact of the U.S. Tax Cuts and Jobs Acts of 2017; and changes to our estimates of the impact of the new accounting standards. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of August 6, 2018. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Marriott International, Inc. (NASDAQ: MAR) is the world’s largest hotel company based in Bethesda, Maryland, USA, with more than 6,700 properties in 130 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts. The company’s 30 leading brands include: Bulgari®, The Ritz-Carlton® and The Ritz-Carlton Reserve®, St. Regis®, W®, EDITION®, JW Marriott®, The Luxury Collection®, Marriott Hotels®, Westin®, Le Méridien®, Renaissance® Hotels, Sheraton®, Delta Hotels by MarriottSM, Marriott Executive Apartments®, Marriott Vacation Club®, Autograph Collection® Hotels, Tribute Portfolio™, Design Hotels™, Gaylord Hotels®, Courtyard®, Four Points® by Sheraton, SpringHill Suites®, Fairfield Inn & Suites®, Residence Inn®, TownePlace Suites®, AC Hotels by Marriott®, Aloft®, Element®, Moxy® Hotels, and Protea Hotels by Marriott®. The company also operates award-winning loyalty programs: Marriott Rewards®, which includes The Ritz-Carlton Rewards®, and Starwood Preferred Guest®. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com and @MarriottIntl.
IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
SECOND QUARTER 2018 AND 2017
(in millions except per share amounts, unaudited)

	As Reported	As Reported [10]	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	June 30, 2018	June 30, 2017	Reported 2018 vs. 2017
REVENUES
Base management fees	$300	$285	5
Franchise fees [1]	475	408	16
Incentive management fees	176	155	14
Gross Fee Revenues	951	848	12
Contract investment amortization [2]	(13)	(12)	(8)
Net Fee Revenues	938	836	12
Owned, leased, and other revenue [3]	423	448	(6)
Cost reimbursement revenue [4]	3,985	3,927	1
Total Revenues	5,346	5,211	3

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	334	350	5
Depreciation, amortization, and other [6]	58	71	18
Merger-related costs and charges	18	21	14
General, administrative, and other [7]	217	234	7
Reimbursed expenses [4]	3,979	3,791	(5)
Total Expenses	4,606	4,467	(3)

OPERATING INCOME	740	744	(1)

Gains and other income, net [8]	114	25	356
Interest expense	(85)	(73)	(16)
Interest income	6	8	(25)
Equity in earnings [9]	21	12	75
INCOME BEFORE INCOME TAXES	796	716	11
Provision for income taxes	(186)	(227)	18
NET INCOME	$610	$489	25

EARNINGS PER SHARE
Earnings per share - basic	$1.73	$1.29	34
Earnings per share - diluted	$1.71	$1.28	34

Basic Shares	353.4	378.5
Diluted Shares	357.3	383.0

[1]	Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.

[2]	Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.

[3]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[4]
Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.

[5]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[6]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[7]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[8]	Gains and other income, net includes gains and losses on the sale of real estate, the sale or impairment of joint ventures and investments, and results from other equity investments.

[9]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[10]	On January 1, 2018, we adopted ASU 2014-09. This column reflects our recast 2017 results under the new accounting standard.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
SECOND QUARTER YEAR-TO-DATE 2018 AND 2017
(in millions except per share amounts, unaudited)

	As Reported	As Reported [10]	Percent
	Six Months Ended	Six Months Ended	Better/(Worse)
	June 30, 2018	June 30, 2017	Reported 2018 vs. 2017
REVENUES
Base management fees	$573	$549	4
Franchise fees [1]	892	763	17
Incentive management fees	331	295	12
Gross Fee Revenues	1,796	1,607	12
Contract investment amortization [2]	(31)	(23)	(35)
Net Fee Revenues	1,765	1,584	11
Owned, leased, and other revenue [3]	829	876	(5)
Cost reimbursement revenue [4]	7,758	7,663	1
Total Revenues	10,352	10,123	2

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	670	706	5
Depreciation, amortization, and other [6]	112	122	8
Merger-related costs and charges	52	72	28
General, administrative, and other [7]	464	446	(4)
Reimbursed expenses [4]	7,814	7,487	(4)
Total Expenses	9,112	8,833	(3)

OPERATING INCOME	1,240	1,290	(4)

Gains and other income, net [8]	173	25	592
Interest expense	(160)	(143)	(12)
Interest income	11	15	(27)
Equity in earnings [9]	34	23	48
INCOME BEFORE INCOME TAXES	1,298	1,210	7
Provision for income taxes	(290)	(350)	17
NET INCOME	$1,008	$860	17

EARNINGS PER SHARE
Earnings per share - basic	$2.83	$2.25	26
Earnings per share - diluted	$2.80	$2.23	26

Basic Shares	355.9	381.7
Diluted Shares	360.3	386.5

[1]	Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.

[2]	Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.

[3]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[4]
Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.

[5]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[6]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[7]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[8]	Gains and other income, net includes gains and losses on the sale of real estate, the sale or impairment of joint ventures and investments, and results from other equity method investments.

[9]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[10]	On January 1, 2018, we adopted ASU 2014-09. This column reflects our recast 2017 results under the new accounting standard.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted EPS, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended			Six Months Ended
	June 30, 2018	June 30, 2017 [1]	Percent Better/(Worse)	June 30, 2018	June 30, 2017 [1]	Percent Better/(Worse)
Total revenues, as reported	$5,346	$5,211		$10,352	$10,123
Less: Cost reimbursement revenue	(3,985)	(3,927)		(7,758)	(7,663)
Adjusted total revenues**	1,361	1,284		2,594	2,460

Operating income, as reported	740	744		1,240	1,290
Less: Cost reimbursement revenue	(3,985)	(3,927)		(7,758)	(7,663)
Add: Reimbursed expenses	3,979	3,791		7,814	7,487
Add: Merger-related costs, charges, and other [2]	18	26		52	74
Adjusted operating income **	752	634	19%	1,348	1,188	13%

Operating income margin	14%	14%		12%	13%
Adjusted operating income margin **	55%	49%		52%	48%

Net income, as reported	610	489		1,008	860
Less: Cost reimbursement revenue	(3,985)	(3,927)		(7,758)	(7,663)
Add: Reimbursed expenses	3,979	3,791		7,814	7,487
Add: Merger-related costs, charges, and other [2]	18	26		52	74
Less: Gain on sale of Avendra	(1)	—		(6)	—
Income tax effect of above adjustments	(2)	46		(26)	42
Add: U.S. Tax Cuts and Jobs Act of 2017	—	—		22	—
Adjusted net income **	$619	$425	46%	$1,106	$800	38%

Diluted EPS, as reported	$1.71	$1.28		$2.80	$2.23
Adjusted Diluted EPS**	$1.73	$1.11	56%	$3.07	$2.07	48%

**	Denotes non-GAAP financial measures. Please see pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	On January 1, 2018, we adopted ASU 2014-09. This column reflects our recast 2017 results under the new accounting standard.
2 Merger-related costs, charges, and other includes Starwood merger costs presented in the “Merger-related costs and charges” caption of our Income Statement and purchase accounting revisions.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of June 30, 2018

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	822	248,999	1,107	293,233	1,929	542,232
Marriott Hotels	127	68,092	168	48,801	295	116,893
Sheraton	28	23,595	184	63,096	212	86,691
Sheraton Residences	—	—	2	262	2	262
Courtyard	240	38,355	91	19,585	331	57,940
Westin	45	24,808	68	21,749	113	46,557
Westin Residences	1	65	1	264	2	329
The Ritz-Carlton	38	10,958	55	14,986	93	25,944
The Ritz-Carlton Residences	35	4,554	11	950	46	5,504
The Ritz-Carlton Serviced Apartments	—	—	5	697	5	697
JW Marriott	16	10,038	48	19,125	64	29,163
Renaissance	27	11,773	54	17,192	81	28,965
Le Méridien	4	720	73	20,068	77	20,788
Residence Inn	110	16,863	6	643	116	17,506
Four Points	1	134	67	16,287	68	16,421
W Hotels	25	7,254	25	6,007	50	13,261
W Residences	9	1,078	4	471	13	1,549
The Luxury Collection	6	2,294	50	8,785	56	11,079
St. Regis	10	1,990	31	7,044	41	9,034
St. Regis Residences	7	585	7	593	14	1,178
Aloft	1	330	35	8,397	36	8,727
Gaylord Hotels	5	8,411	—	—	5	8,411
Delta Hotels	25	6,764	—	—	25	6,764
Fairfield Inn & Suites	6	1,432	26	4,175	32	5,607
SpringHill Suites	31	4,988	—	—	31	4,988
Marriott Executive Apartments	—	—	30	4,471	30	4,471
Protea Hotels	—	—	35	4,090	35	4,090
Autograph Collection	5	1,307	8	1,722	13	3,029
TownePlace Suites	16	1,839	—	—	16	1,839
Element	1	180	6	1,253	7	1,433
EDITION	2	567	3	801	5	1,368
EDITION Residences	1	25	—	—	1	25
Moxy	—	—	4	599	4	599
Bulgari	—	—	5	438	5	438
Bulgari Residences	—	—	2	123	2	123
Tribute Portfolio	—	—	3	559	3	559

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of June 30, 2018

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Franchised	4,017	582,480	479	103,435	4,496	685,915
Courtyard	753	100,354	65	12,161	818	112,515
Fairfield Inn & Suites	927	84,974	6	1,157	933	86,131
Marriott Hotels	214	66,639	51	14,390	265	81,029
Residence Inn	658	78,044	5	666	663	78,710
Sheraton	162	48,202	62	17,830	224	66,032
SpringHill Suites	370	42,434	—	—	370	42,434
Westin	82	26,863	23	7,237	105	34,100
Westin Residences	2	201	—	—	2	201
TownePlace Suites	338	34,035	—	—	338	34,035
Four Points	143	21,877	47	7,328	190	29,205
Autograph Collection	82	17,649	49	11,492	131	29,141
Renaissance	59	16,816	26	7,188	85	24,004
Aloft	102	14,942	13	2,094	115	17,036
The Luxury Collection	12	2,850	39	7,339	51	10,189
The Luxury Collection Residences	1	91	1	64	2	155
Delta Hotels	32	7,387	2	562	34	7,949
Le Méridien	16	3,417	15	4,012	31	7,429
Tribute Portfolio	17	5,350	9	972	26	6,322
JW Marriott	10	4,425	6	1,624	16	6,049
Moxy	7	1,503	18	4,048	25	5,551
Element	28	3,943	2	293	30	4,236
Protea Hotels	—	—	39	2,893	39	2,893
The Ritz-Carlton	1	429	—	—	1	429
The Ritz-Carlton Residences	1	55	—	—	1	55
Bulgari	—	—	1	85	1	85
Owned/Leased	29	8,281	33	8,565	62	16,846
Sheraton	2	1,474	4	1,830	6	3,304
Courtyard	19	2,814	3	645	22	3,459
Marriott Hotels	3	1,664	5	1,625	8	3,289
Westin	1	1,073	—	—	1	1,073
W Hotels	1	509	2	665	3	1,174
Protea Hotels	—	—	7	1,168	7	1,168
Renaissance	1	317	3	749	4	1,066
The Ritz-Carlton	—	—	2	553	2	553
JW Marriott	—	—	1	496	1	496
St. Regis	1	238	1	160	2	398
Residence Inn	1	192	1	140	2	332
The Luxury Collection	—	—	2	287	2	287
Autograph Collection	—	—	2	247	2	247
Unconsolidated Joint Ventures	42	7,189	98	12,004	140	19,193
AC Hotels by Marriott	42	7,189	91	11,545	133	18,734
Autograph Collection	—	—	7	459	7	459
Timeshare*	70	18,297	20	4,242	90	22,539
Marriott Vacations Worldwide	51	11,249	15	2,406	66	13,655
Vistana	19	7,048	5	1,836	24	8,884
Grand Total	4,980	865,246	1,737	421,479	6,717	1,286,725

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of June 30, 2018

	North America		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	176	47,940	301	71,293	477	119,233
JW Marriott	26	14,463	55	21,245	81	35,708
The Ritz-Carlton	39	11,387	57	15,539	96	26,926
The Ritz-Carlton Residences	36	4,609	11	950	47	5,559
The Ritz-Carlton Serviced Apartments	—	—	5	697	5	697
The Luxury Collection	18	5,144	91	16,411	109	21,555
The Luxury Collection Residences	1	91	1	64	2	155
W Hotels	26	7,763	27	6,672	53	14,435
W Residences	9	1,078	4	471	13	1,549
St. Regis	11	2,228	32	7,204	43	9,432
St. Regis Residences	7	585	7	593	14	1,178
EDITION	2	567	3	801	5	1,368
EDITION Residences	1	25	—	—	1	25
Bulgari	—	—	6	523	6	523
Bulgari Residences	—	—	2	123	2	123
Full-Service	940	342,587	849	246,777	1,789	589,364
Marriott Hotels	344	136,395	224	64,816	568	201,211
Sheraton	192	73,271	250	82,756	442	156,027
Sheraton Residences	—	—	2	262	2	262
Westin	128	52,744	91	28,986	219	81,730
Westin Residences	3	266	1	264	4	530
Renaissance	87	28,906	83	25,129	170	54,035
Autograph Collection	87	18,956	66	13,920	153	32,876
Le Méridien	20	4,137	88	24,080	108	28,217
Delta Hotels	57	14,151	2	562	59	14,713
Gaylord Hotels	5	8,411	—	—	5	8,411
Tribute Portfolio	17	5,350	12	1,531	29	6,881
Marriott Executive Apartments	—	—	30	4,471	30	4,471
Limited-Service	3,794	456,422	567	99,167	4,361	555,589
Courtyard	1,012	141,523	159	32,391	1,171	173,914
Residence Inn	769	95,099	12	1,449	781	96,548
Fairfield Inn & Suites	933	86,406	32	5,332	965	91,738
SpringHill Suites	401	47,422	—	—	401	47,422
Four Points	144	22,011	114	23,615	258	45,626
TownePlace Suites	354	35,874	—	—	354	35,874
Aloft	103	15,272	48	10,491	151	25,763
AC Hotels by Marriott	42	7,189	91	11,545	133	18,734
Protea Hotels	—	—	81	8,151	81	8,151
Moxy	7	1,503	22	4,647	29	6,150
Element	29	4,123	8	1,546	37	5,669
Timeshare*	70	18,297	20	4,242	90	22,539
Marriott Vacations Worldwide	51	11,249	15	2,406	66	13,655
Vistana	19	7,048	5	1,836	24	8,884
Grand Total	4,980	865,246	1,737	421,479	6,717	1,286,725
* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Three Months Ended June 30, 2018 and June 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Brand	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
JW Marriott	$198.18	1.1%	81.4%	0.1%	pts.	$243.45	1.0%
The Ritz-Carlton	$281.05	4.9%	76.4%	0.7%	pts.	$367.77	3.9%
W Hotels	$261.02	0.9%	83.2%	-1.5%	pts.	$313.73	2.7%
Composite North American Luxury [1]	$263.58	3.4%	79.5%	0.3%	pts.	$331.50	3.0%
Marriott Hotels	$169.82	4.4%	81.4%	0.7%	pts.	$208.49	3.6%
Sheraton	$156.33	4.5%	80.6%	2.3%	pts.	$193.92	1.5%
Westin	$182.79	1.5%	80.6%	0.6%	pts.	$226.73	0.7%
Composite North American Upper Upscale [2]	$166.22	4.1%	80.6%	1.0%	pts.	$206.23	2.8%
North American Full-Service [3]	$182.40	3.9%	80.4%	0.9%	pts.	$226.81	2.7%
Courtyard	$114.92	2.0%	78.2%	0.5%	pts.	$146.99	1.3%
Residence Inn	$135.45	0.5%	82.4%	-0.7%	pts.	$164.36	1.4%
Composite North American Limited-Service [4]	$120.35	1.4%	79.8%	0.2%	pts.	$150.83	1.2%
North American - All [5]	$162.86	3.3%	80.2%	0.7%	pts.	$203.01	2.5%

Comparable Systemwide North American Properties
	Three Months Ended June 30, 2018 and June 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Brand	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
JW Marriott	$195.37	2.7%	81.6%	0.6%	pts.	$239.37	1.9%
The Ritz-Carlton	$281.05	4.9%	76.4%	0.7%	pts.	$367.77	3.9%
W Hotels	$261.02	0.9%	83.2%	-1.5%	pts.	$313.73	2.7%
Composite North American Luxury [1]	$251.71	3.9%	79.9%	0.7%	pts.	$315.16	3.0%
Marriott Hotels	$142.53	3.7%	77.6%	0.8%	pts.	$183.70	2.7%
Sheraton	$124.85	3.1%	77.3%	1.0%	pts.	$161.48	1.8%
Westin	$167.33	2.5%	80.2%	0.6%	pts.	$208.67	1.8%
Composite North American Upper Upscale [2]	$144.26	3.6%	78.1%	0.8%	pts.	$184.83	2.5%
North American Full-Service [3]	$154.74	3.7%	78.2%	0.8%	pts.	$197.80	2.6%
Courtyard	$112.47	2.2%	78.0%	0.9%	pts.	$144.10	1.0%
Residence Inn	$125.45	1.7%	82.8%	0.7%	pts.	$151.47	0.8%
Fairfield Inn & Suites	$90.48	2.9%	76.9%	1.5%	pts.	$117.71	0.9%
Composite North American Limited-Service [4]	$108.11	2.5%	79.1%	1.0%	pts.	$136.64	1.2%
North American - All [5]	$128.38	3.1%	78.7%	0.9%	pts.	$163.05	1.9%

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, Gaylord Hotels, and Le Méridien. Systemwide also includes Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.

[5]	Includes North American Full-Service and Composite North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended June 30, 2018 and June 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Region	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
Greater China	$95.94	10.0%	72.7%	3.9%	pts.	$131.97	4.1%
Rest of Asia Pacific	$118.98	6.5%	72.2%	1.6%	pts.	$164.70	4.2%
Asia Pacific	$104.51	8.5%	72.5%	3.0%	pts.	$144.11	4.0%

Caribbean & Latin America	$127.25	8.8%	64.2%	0.5%	pts.	$198.35	7.9%
Europe	$168.59	4.2%	78.1%	0.8%	pts.	$215.95	3.2%
Middle East & Africa	$90.93	-4.2%	61.1%	1.0%	pts.	$148.75	-5.7%

International - All [1]	$118.79	5.2%	71.0%	1.9%	pts.	$167.20	2.4%

Worldwide [2]	$140.65	4.1%	75.6%	1.3%	pts.	$186.05	2.3%

Comparable Systemwide International Properties
	Three Months Ended June 30, 2018 and June 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Region	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
Greater China	$95.72	9.8%	72.2%	3.9%	pts.	$132.54	3.9%
Rest of Asia Pacific	$121.47	7.7%	72.9%	2.2%	pts.	$166.55	4.4%
Asia Pacific	$107.16	8.7%	72.5%	3.2%	pts.	$147.73	4.0%

Caribbean & Latin America	$104.65	7.6%	63.8%	0.8%	pts.	$163.90	6.3%
Europe	$144.23	4.9%	75.9%	1.5%	pts.	$189.91	2.9%
Middle East & Africa	$88.77	-3.6%	61.4%	0.9%	pts.	$144.48	-5.1%

International - All [1]	$115.31	5.7%	70.9%	2.1%	pts.	$162.63	2.6%

Worldwide [2]	$124.53	3.8%	76.4%	1.3%	pts.	$162.94	2.1%

[1]	Includes Asia Pacific, Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Six Months Ended June 30, 2018 and June 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Brand	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
JW Marriott	$195.04	0.7%	79.6%	0.4%	pts.	$245.13	0.2%
The Ritz-Carlton	$292.65	4.8%	76.0%	1.0%	pts.	$384.87	3.4%
W Hotels	$251.39	3.0%	81.8%	-0.2%	pts.	$307.42	3.2%
Composite North American Luxury [1]	$270.87	3.9%	78.9%	0.6%	pts.	$343.16	3.1%
Marriott Hotels	$158.33	2.8%	77.6%	0.5%	pts.	$204.15	2.2%
Sheraton	$142.73	2.6%	76.6%	0.3%	pts.	$186.23	2.2%
Westin	$165.56	1.3%	76.1%	0.3%	pts.	$217.47	0.9%
Composite North American Upper Upscale [2]	$153.69	2.5%	76.7%	0.4%	pts.	$200.40	2.0%
North American Full-Service [3]	$173.17	2.8%	77.1%	0.4%	pts.	$224.71	2.3%
Courtyard	$106.16	1.0%	73.6%	0.2%	pts.	$144.15	0.7%
Residence Inn	$128.27	0.1%	79.4%	-0.6%	pts.	$161.53	0.8%
Composite North American Limited-Service [4]	$112.06	1.0%	75.7%	0.2%	pts.	$148.05	0.7%
North American - All [5]	$153.91	2.4%	76.6%	0.4%	pts.	$200.85	1.9%

Comparable Systemwide North American Properties
	Six Months Ended June 30, 2018 and June 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Brand	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
JW Marriott	$192.70	1.6%	79.5%	0.3%	pts.	$242.39	1.2%
The Ritz-Carlton	$292.65	4.8%	76.0%	1.0%	pts.	$384.87	3.4%
W Hotels	$251.39	3.0%	81.8%	-0.2%	pts.	$307.42	3.2%
Composite North American Luxury [1]	$255.36	4.1%	78.8%	0.8%	pts.	$324.02	3.0%
Marriott Hotels	$133.89	2.4%	73.7%	0.4%	pts.	$181.64	1.8%
Sheraton	$113.69	2.4%	72.6%	0.4%	pts.	$156.65	1.8%
Westin	$156.61	1.7%	76.1%	0.1%	pts.	$205.67	1.6%
Composite North American Upper Upscale [2]	$134.80	2.5%	74.1%	0.4%	pts.	$181.99	2.0%
North American Full-Service [3]	$146.56	2.8%	74.5%	0.4%	pts.	$196.63	2.2%
Courtyard	$103.36	1.7%	73.5%	0.8%	pts.	$140.61	0.5%
Residence Inn	$117.77	1.9%	79.4%	0.9%	pts.	$148.27	0.7%
Fairfield Inn & Suites	$82.17	3.5%	71.8%	1.9%	pts.	$114.40	0.9%
Composite North American Limited-Service [4]	$99.93	2.5%	74.8%	1.2%	pts.	$133.53	0.9%
North American - All [5]	$120.19	2.7%	74.7%	0.8%	pts.	$160.89	1.5%

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, Gaylord Hotels, and Le Méridien. Systemwide also includes Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.

[5]	Includes North American Full-Service and Composite North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Six Months Ended June 30, 2018 and June 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Region	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
Greater China	$94.35	11.0%	70.8%	4.6%	pts.	$133.34	3.8%
Rest of Asia Pacific	$127.98	7.2%	74.3%	1.7%	pts.	$172.15	4.8%
Asia Pacific	$106.89	9.3%	72.1%	3.5%	pts.	$148.26	4.0%

Caribbean & Latin America	$142.93	9.7%	66.1%	1.6%	pts.	$216.22	7.0%
Europe	$145.20	4.2%	72.1%	1.0%	pts.	$201.46	2.8%
Middle East & Africa	$104.87	-0.1%	65.5%	2.5%	pts.	$160.22	-3.9%

International - All [1]	$118.37	6.3%	70.4%	2.6%	pts.	$168.19	2.4%

Worldwide [2]	$136.02	4.1%	73.5%	1.5%	pts.	$185.10	2.0%

Comparable Systemwide International Properties
	Six Months Ended June 30, 2018 and June 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Region	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
Greater China	$94.00	10.7%	70.2%	4.6%	pts.	$133.92	3.5%
Rest of Asia Pacific	$127.24	8.2%	74.3%	2.0%	pts.	$171.33	5.4%
Asia Pacific	$108.77	9.4%	72.0%	3.4%	pts.	$151.07	4.2%

Caribbean & Latin America	$113.93	8.2%	64.7%	1.6%	pts.	$176.02	5.6%
Europe	$124.57	5.4%	69.6%	2.0%	pts.	$179.04	2.3%
Middle East & Africa	$101.10	0.0%	65.2%	2.1%	pts.	$155.17	-3.2%

International - All [1]	$112.98	6.6%	69.4%	2.6%	pts.	$162.78	2.6%

Worldwide [2]	$118.07	3.7%	73.1%	1.3%	pts.	$161.42	1.8%

[1]	Includes Asia Pacific, Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2018
	First Quarter	Second Quarter	Total
Net income, as reported	$398	$610	$1,008
Cost reimbursement revenue	(3,773)	(3,985)	(7,758)
Reimbursed expenses	3,835	3,979	7,814
Interest expense	75	85	160
Interest expense from unconsolidated joint ventures	2	3	5
Tax provision	104	186	290
Depreciation and amortization	54	58	112
Contract investment amortization	18	13	31
Depreciation classified in reimbursed expenses	33	34	67
Depreciation and amortization from unconsolidated joint ventures	10	10	20
Share-based compensation	38	47	85
Gain on asset dispositions	(58)	(109)	(167)
Gain on investee’s property sale	—	(10)	(10)
Merger-related costs and charges	34	18	52
Adjusted EBITDA **	$770	$939	$1,709

Increase over 2017 Adjusted EBITDA **	8%	15%	11%	[1]

	Fiscal Year 2017 [2]
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$371	$489	$485	$114	$1,459
Cost reimbursement revenue	(3,736)	(3,927)	(3,830)	(3,962)	(15,455)
Reimbursed expenses	3,696	3,791	3,650	4,091	15,228
Interest expense	70	73	73	72	288
Interest expense from unconsolidated joint ventures	1	3	2	4	10
Tax provision	123	227	253	920	1,523
Depreciation and amortization	51	71	54	53	229
Contract investment amortization	11	12	11	16	50
Depreciation classified in reimbursed costs	32	33	28	33	126
Depreciation and amortization from unconsolidated joint ventures	11	10	10	11	42
Share-based compensation	35	41	42	37	155
Gain on asset dispositions	—	(24)	—	(659)	(683)
Merger-related costs and charges	51	21	28	59	159
Adjusted EBITDA **	$716	$820	$806	$789	$3,131

**	Denotes non-GAAP financial measures. Please see pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	Represents the percentage increase of Adjusted EBITDA of $1,709 million for the first two quarters of 2018 over Adjusted EBITDA of $1,536 million for the first two quarters of 2017.

[2]	On January 1, 2018, we adopted ASU 2014-09. The table above reflects our recast 2017 results under the new accounting standard.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
THIRD QUARTER 2018
($ in millions)

	Range
	Estimated Third Quarter 2018		Third Quarter 2017 2 **
Net income excluding certain items [1]	$445	$464
Interest expense	90	90
Interest expense from unconsolidated joint ventures	—	—
Tax provision	145	151
Depreciation and amortization	60	60
Contract investment amortization	15	15
Depreciation classified in reimbursed expenses	35	35
Depreciation and amortization from unconsolidated joint ventures	10	10
Share-based compensation	45	45
Adjusted EBITDA **	$845	$870	$806

Increase over 2017 Adjusted EBITDA**	5%	8%

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]
Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges, which the company cannot accurately forecast and which may be significant, except for depreciation classified in reimbursed expenses, which is included in the caption “Depreciation classified in reimbursed expenses” above.

[2]
On January 1, 2018, we adopted ASU 2014-09. The table above reflects our recast 2017 results under the new accounting standard. For 2017 full year recast information, see the Form 8-K that we furnished on July 25, 2018.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FOURTH QUARTER 2018
($ in millions)

	Range
	Estimated Fourth Quarter 2018		Fourth Quarter 2017 2 **
Net income excluding certain items [1]	$514	$529
Interest expense	85	85
Interest expense from unconsolidated joint ventures	5	5
Tax provision	132	137
Depreciation and amortization	53	53
Contract investment amortization	14	14
Depreciation classified in reimbursed expenses	38	38
Depreciation and amortization from unconsolidated joint ventures	10	10
Share-based compensation	45	45
Adjusted EBITDA **	$896	$916	$789

Increase over 2017 Adjusted EBITDA**	14%	16%

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]
Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges, which the company cannot accurately forecast and which may be significant, except for depreciation classified in reimbursed expenses, which is included in the caption “Depreciation classified in reimbursed expenses” above.

[2]
On January 1, 2018, we adopted ASU 2014-09. The table above reflects our recast 2017 results under the new accounting standard. For 2017 full year recast information, see the Form 8-K that we furnished on July 25, 2018.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2018
($ in millions)

	Range
	Estimated Full Year 2018		Full Year 2017 2 **
Net income excluding certain items [1]	$2,047	$2,081
Interest expense	335	335
Interest expense from unconsolidated joint ventures	10	10
Tax provision	595	606
Depreciation and amortization	225	225
Contract investment amortization	60	60
Depreciation classified in reimbursed expenses	140	140
Depreciation and amortization from unconsolidated joint ventures	40	40
Share-based compensation	175	175
Gain on asset dispositions	(167)	(167)
Gain on investee’s property sale	(10)	(10)
Adjusted EBITDA **	$3,450	$3,495	$3,131

Increase over 2017 Adjusted EBITDA**	10%	12%

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]
Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges, which the company cannot accurately forecast and which may be significant, except for depreciation classified in reimbursed expenses, which is included in the caption “Depreciation classified in reimbursed expenses” above.

[2]
On January 1, 2018, we adopted ASU 2014-09. The table above reflects our recast 2017 results under the new accounting standard. For 2017 full year recast information, see the Form 8-K that we furnished on July 25, 2018.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin.  Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, Starwood merger costs presented in the “Merger-related costs and charges” caption of our Income Statements, and net purchase accounting revisions. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted EPS. Adjusted net income and Adjusted diluted EPS reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, merger-related costs, charges, and other merger-related adjustments due to purchase accounting, the gain on the sale of our ownership interest in Avendra, and the income tax effect of these adjustments, and our provisional estimate of the impact of the U.S. Tax Cuts and Jobs Act of 2017. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation (including depreciation classified in “Reimbursed expenses,” as discussed below), amortization, and provision for income taxes, pre-tax transaction and transition costs associated with the Starwood merger, and share-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income, and Adjusted diluted EPS, we exclude transaction and transition costs associated with the Starwood merger, which we record in the “Merger-related costs and charges” caption of our Income Statements, and other merger-related adjustments due to purchase accounting, to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the contract term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing temporary timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items and facilitates our comparison of results before these items with results from other lodging companies. We use Adjusted EBITDA to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense which we report under “Depreciation, amortization, and other” as well as depreciation classified in “Reimbursed expenses” and “Contract investment amortization” in our Consolidated Statements of Income (our “Income Statements”), because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

classified in “Reimbursed expenses” reflects depreciation of Marriott-owned assets, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude share-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR may not be comparable to similarly titled measures, such as revenues. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We present growth in comparative pro forma combined company RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.